Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Reports Third Quarter 2008 Results
Q3 Revenues Increased 25.5% to $99.7 million;
Q3 Products Segment Revenues of $30.9 million;
RENO, Nevada, November 5, 2008 -Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter of 2008.
Third Quarter Results
For the three month period ended September 30, 2008, total revenues were $99.7 million, an increase of 25.5% from $79.5 million in the third quarter of 2007, consisting of a 12.1% increase in revenues from the Electricity Segment and a 71.0% increase in the Products Segment.
For the quarter, the Company reported net income of $15.9 million, or $0.35 per share of common stock (basic and diluted), as compared to net income of $15.8 million, or $0.41 per share of common stock (basic and diluted), for the same period a year ago. There were 45.5 million weighted average shares used in the computation of diluted earnings per share in the third quarter of 2008 and 38.3 million weighted average shares for the same quarter in 2007. Despite the significant increase in revenues, net income remained at a level similar to last year’s primarily due to two factors: the weakening of the US dollar impacting activity outside the U.S. and non-recurring consulting and legal expenses related to an acquisition which did not materialize.
Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “The increase in total revenue of 25.5% for the quarter reflects the continued growth of our company. Revenue from the Products Segment in the third quarter increased 71% in line with our expectation for the year. We also continued to increase our energy generation and moved closer to commercial operation of Phase II of the Olkaria III and North Brawley power plants. We expect to end the year with approximately 500 MW in our operating portfolio, an increase of approximately 100 MW for the year. For 2009 we expect an additional increase of approximately 70 MW, for which we have committed financing in place.”
“The predictable cash flow from our fully contracted capacity, together with existing committed credit lines, allows us to continue executing on our growth plans despite the turbulent times within the global economic system.”

Electricity revenues for the third quarter of 2008 were $68.8 million, an increase of 12.1% as compared to $61.4 million in the third quarter of 2007. The increase in electricity revenues is primarily attributable to a net increase in domestic generating capacity to 508,141 MWh for the quarter, up from 501,389 MWh in the same period of 2007. The increase in revenues is a result of new plants placed into service, but was partially offset by a generator failure in the Ormesa complex, the expected expiration of an “adder” paid under the Heber 2 power purchase agreement, and the shutdown of Steamboat 2/3 due to the replacement of its turbines with new turbines manufactured by us. Increased energy rates at the Puna project due to higher oil prices and increased generation in the Amatitlan and Momotombo projects also helped boost electricity revenues.
Revenues from the Products Segment for the three-month period ended September 30, 2008 were $30.9 million, compared to $18.1 million in the same period in 2007, an increase of 71.0%. The increase in product revenues was primarily attributable to the timing of the receipt of purchase orders, and the timing of revenue recognition.
Adjusted EBITDA for the third quarter of 2008 was $36.6 million, as compared to $38.0 million in the same quarter last year. Adjusted EBITDA includes operating income and depreciation and amortization totaling $1.3 million and $4.5 million for the quarters ended September 30, 2008 and 2007, respectively, related to the Company’s unconsolidated investments. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.
Cash, cash equivalents and marketable securities as of September 30, 2008 decreased to $38.1 million from $60.7 million as of December 31, 2007. In addition, we have committed bank lines of credits aggregating $310 million as of today.
On November 5, 2008, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on December 1, 2008 to shareholders of record as of the close of business on November 19, 2008.
Commenting on the outlook for 2008, Ms. Bronicki said, “With regard to our Electricity Segment, following our third quarter earnings results, we maintain our guidance for 2008 and expect electricity segment revenues for 2008 to be approximately $250 million. We also expect additional revenues of approximately $9 million from our share of electricity revenues generated by the Mammoth plant, the investment in which is accounted for under the equity method. Given our Products Segment results for the third quarter, we now anticipate revenues in this segment of between $75 and $80 million for the year being at the high end of previous guidance.”
Nine-Month Results
For the nine-month period ended September 30, 2008, total revenues were $249.3 million, an increase of 10.7% from $225.3 million in the same period last year. Net income for the period was $38.1 million, or $0.87 per share, compared to $18.5 million, or $0.48 per share, in the same period in 2007. There were 43.9 million weighted average shares used in the computation of diluted earnings per share in the first nine months of 2008 and 38.2 million weighted average shares in the same period in 2007.
Electricity Segment revenues for the nine-month period ended September 30, 2008 were $190.1 million, an increase of 18.5% from $160.4 million in the same period a year ago. Products Segment revenues for the period were $59.2 million, a decrease of 8.7% from $64.8 million in the same period in 2007.

Adjusted EBITDA for the nine month period ended September 30, 2008 was $93.3 million dollars, as compared to $82.0 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $4.1 million and $12.6 million for the nine months ended September 30, 2008 and 2007, respectively, related to the Company’s unconsolidated investments. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in the release.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. EST. on Thursday, November 6, 2008. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 12:00 p.m. EST on November 6, 2008 through 11:59 p.m. EST, November 13, 2008. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 68136404.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua – Momotombo; and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine-month periods Ended September 30, 2008 and 2007
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues:
Electricity	$68,837	$61,406	$190,130	$160,424
Products	30,889	18,061	59,204	64,842

Total revenues	99,726	79,467	249,334	225,266

Cost of revenues:
Electricity	44,742	35,455	124,924	110,505
Products	23,730	15,046	47,484	55,184

Total cost of revenues	68,472	50,501	172,408	165,689

Gross margin	31,254	28,966	76,926	59,577

Operating expenses:
Research and development expenses	1,894	952	3,375	2,717
Selling and marketing expenses	2,647	2,043	8,186	7,851
General and administrative expenses	7,587	4,979	19,539	15,888

Operating income	19,126	20,992	45,826	33,121

Other income (expense):
Interest income	637	1,171	2,735	4,207
Interest expense	(859)	(6,984)	(7,329)	(21,836)
Foreign currency translation and transaction losses	(1,028)	(96)	(2,570)	(771)
Impairment of auction rate securities	(2,045)	—	(2,373)	—
Other non-operating income (expense)	(21)	247	328	595

Income before income taxes, minority interest, and equity in income of investees	15,810	15,330	36,617	15,316

Income tax provision	(3,187)	(2,300)	(7,871)	(2,297)
Minority interest	2,916	1,280	8,071	1,585
Equity in income of investees	372	1,452	1,319	3,864

Net income	$15,911	$15,762	$38,136	$18,468

Other comprehensive income (loss), net of related taxes:

Earnings per share — basic and diluted	$0.35	$0.41	$0.87	$0.48

Weighted average number of shares used in computation of earnings per share:
Basic	45,337	38,125	43,782	38,119

Diluted	45,483	38,251	43,921	38,240

Net income for the three months ended September 30, 2008 and 2007 includes stock-based compensation expense of $1.1 million, or $0.02 per share (basic and diluted) and $1.0 million, or $0.03 per share (basic and diluted), respectively.
Net income for the nine months ended September 30, 2008 and 2007 includes stock-based compensation expense of $3.2 million, or $0.07 per share (basic and diluted) and $2.6 million, or $0.07 per share (basic and diluted), respectively.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2008 and December 31, 2007
(Unaudited)

	September 30,	December 31,
	2008	2007
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$38,143	$47,227
Marketable securities	—	13,489
Restricted cash, cash equivalents and marketable securities	48,284	29,236
Receivables:
Trade	68,600	46,519
Related entities	734	385
Other	12,572	9,008
Due to Parent	1,276	253
Inventories, net	12,196	10,312
Costs and estimated earnings in excess of billings on uncompleted contracts	4,057	3,608
Deferred income taxes	1,601	1,732
Prepaid expenses and other	10,508	7,059

Total current assets	197,971	168,828
Long-term marketable securities	2,848	2,762
Restricted cash, cash equivalents and marketable securities	3,919	5,605
Unconsolidated investments	29,916	30,560
Deposits and other	19,444	15,294
Deferred income taxes	11,932	12,427
Property, plant and equipment, net	825,069	743,386
Construction-in-process	429,660	234,014
Deferred financing and lease costs, net	13,034	14,044
Intangible assets, net	45,641	47,989

Total assets	$1,579,434	$1,274,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$115,706	$75,836
Billings in excess of costs and estimated earnings on uncompleted contracts	21,371	4,818
Current portion of long-term debt:
Limited and non-recourse	6,579	7,667
Full recourse	—	1,000
Senior secured notes (non-recourse)	21,655	25,475
Due to Parent, including current portion of notes payable to Parent	32,652	31,695

Total current liabilities	197,963	146,491
Long-term debt, net of current portion:
Limited and non-recourse	9,521	14,490
Senior secured notes (non-recourse)	266,136	273,840
Notes payable to Parent, net of current portion	9,600	26,200
Deferred lease income	74,774	76,198
Deferred income taxes	25,185	20,680
Liability for unrecognized tax benefits	5,817	5,330
Liabilities for severance pay	19,104	15,201
Asset retirement obligation	14,429	13,014

Total liabilities	622,529	591,444

Minority interest	120,340	65,382

Stockholders’ equity:
Common stock	45	41
Additional paid-in capital	699,883	513,109
Retained earnings	135,037	103,545
Accumulated other comprehensive income	1,600	1,388

Total stockholders’ equity	836,565	618,083

Total liabilities and stockholders’ equity	$1,579,434	$1,274,909

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income	$15,911	$15,762	$38,136	$18,468
Adjusted for:
Equity in income of investees	(372)	(1,452)	(1,319)	(3,864)
Minority interest	(2,916)	(1,280)	(8,071)	(1,585)
Interest expense, net (including amortization of deferred financing costs)	2,267	5,813	6,967	17,629
Other non-operating income (expense)	1,049	(151)	2,242	176
Income tax provision	3,187	2,300	7,871	2,297
Depreciation and amortization	16,173	12,500	43,405	36,194

EBITDA	35,299	33,492	89,231	69,315
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	372	1,452	1,319	3,864
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	899	3,024	2,736	8,776

Adjusted EBITDA	$36,570	$37,968	$93,286	$81,955